EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES SALE OF TWO HOTELS
FOR $37.8 MILLION
DALLAS, August 15, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced the sales of the 156-room Courtyard Savannah Downtown in Savannah, Georgia and the 128-room Hilton Garden Inn in Wisconsin Dells, Wisconsin for $37.8 million. The combined sales price, inclusive of the buyers’ estimated anticipated capex of $8.2 million, represents a trailing twelve-month cap rate of 5.3% on net operating income and a 16.2x Hotel EBITDA multiple as of June 30, 2019.
The hotels had existing allocated loan balances of approximately $32.8 million that were paid off at closing along with an additional $3.8 million of loan pay down associated with the release of the Courtyard Savannah from its loan pool. Approximately all of the net proceeds from the sales were used to pay down debt. Based upon the 12-month period ended June 30, 2019, the Courtyard Savannah achieved an occupancy rate of 80% and Average Daily Rate of $132 resulting in a $106 RevPAR. Based upon the 12-month period ended June 30, 2019, the Hilton Garden Inn Wisconsin Dells achieved an occupancy rate of 65% and Average Daily Rate of $116 resulting in a $75 RevPAR. This compares to the Company’s trailing 12-month RevPAR of $127 as of June 30, 2019. A reconciliation of non-GAAP financial measures is included in the financial table below.
“These transactions continue to demonstrate our ability to sell non-core assets at attractive cap rates compared to our current market valuation,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “With these sales and the associated debt paydown, we have lowered our leverage while also highlighting the value within our hotel properties. We will continue to pursue transactions that we believe will unlock value in our portfolio and enhance returns for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Trust
Courtyard Savannah and Hilton Garden Inn Wisconsin Dells
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended June 30, 2019
Hotel Net Income	$(1.2)

Adjustment:
Depreciation and amortization	$1.9
Interest expense	$2.1

Hotel EBITDA	$2.8

Adjustment:
Capital reserve	$(0.4)

Hotel Net Operating Income	$2.4

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended June 30, 2019. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; changes in our industry and the markets in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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